Exhibit 99.7

UTime Limited

7th Floor, Building 5A

Shenzhen Software Industry Base, Nanshan District

Shenzhen, People’s Republic of China 518061

March 31, 2021

VIA EDGAR

Jay Ingram

U.S. Securities & Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F Street, NE

Washington, D.C. 20549

Re:	UTime Limited

Amendment No. 9 to Registration Statement on Form F-1

Filed March 31, 2021

File No. 333-237260

Dear Mr. Ingram:

The undersigned, UTime Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of Amendment No. 9 to the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering (“IPO”) of ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of March 31, 2020 and 2019 and for each of the two fiscal years ended March 31, 2020 and 2019, and unaudited interim consolidated financial statements as of September 30, 2020 and for each of the six-month periods ended September 30, 2020 and 2019.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 (the “Registration Statement”) may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and complying with the 12-month requirement is impracticable or involves undue hardship.

3. The Company does not anticipate that its audited financial statements for the year ended March 31, 2021 will be available until July 2021.

4. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

UTime Limited

By:	/s/ Minfei Bao
Name:	Minfei Bao
Title:	Chairman and Chief Executive Officer